December 6, 2010
Unisys Corporation
801 Lakeview Drive, Suite 100
Blue Bell, PA 19422


Re:   Unisys Corporation Registration Statement on Form S-8 relating to the
Unisys Savings Plan and the Unisys Savings Plan for Puerto Rico Employees


Ladies and Gentlemen:

I am the Senior Vice President, General Counsel and Secretary of Unisys Corporation, a Delaware corporation (the "Company"), and am rendering this opinion in connection with the registration of an additional 1,000,000 shares (the "Shares") of the Company's Common Stock, par value $.01 per share, on a registration statement on Form S-8 (the "Registration Statement") filed pursuant to the Securities Act of 1933, as amended (the "Act"). The Shares will be either (a) issued as company matching contributions under the Unisys Savings Plan and the Unisys Savings Plan for Puerto Rico Employees (each, a "Plan") or (b) purchased in the open market by a Plan's trustee on behalf of Plan participants who elect to invest in the Unisys Common Stock Fund offered under such Plan.

I have reviewed the Registration Statement, the Company's Certificate of Incorporation and By-laws and such corporate records and other documents and have made such investigations of law as I have deemed appropriate for purposes of giving the opinion hereinafter expressed.

Based upon the foregoing and subject to the limitations set forth below, I am of the opinion that any newly issued shares included in the Shares will be, when issued in accordance with the terms of the applicable Plan, validly issued, fully paid and non-assessable.

With respect to the opinion set forth above, I have assumed that the consideration to be received by the Company upon the issuance of such Shares will be at least equal to the par value of such Shares.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, I do not thereby admit that I am an expert with respect to any part of the Registration Statement, including this exhibit, within the meaning of the term "expert" as used in the Act or the rules and regulations issued thereunder.

This opinion is limited to the General Corporation Law of the State of Delaware.


Very truly yours,


/s/ Nancy Straus Sundheim